Exhibit 10.4

LAUNDRY SYSTEMS GROUP NV

as Seller

and

ALLIANCE HOLDING BVBA

as Purchaser

AMENDMENT AND RESTATEMENT AGREEMENT

relating to a Share Purchase Agreement dated 23 May 2006

July 13, 2006

AMENDMENT AND RESTATEMENT AGREEMENT

BETWEEN:	(1)	LAUNDRY SYSTEMS GROUP NV, a limited liability company (“naamloze vennootschap”) organised and existing under the laws of Belgium, having its registered office at 8560 Wevelgem, Nieuwstraat 146, Belgium, and registered at the Crossroads Databank for Enterprises under company number 0440.449.284; represented for the purposes of this Agreement by Mr. Jesper Munch Jensen and Erik Vanderhaegen in their capacity as Chief Executive Officer and Chief Financial Officer respectively;

		hereinafter referred to as the “Seller”;

AND:	(2)	ALLIANCE HOLDING BVBA, a private limited liability company organised and existing under the laws of Belgium, having its registered office at Nieuwstraat 146, 8560 Wevelgem, Belgium

		represented for purposes of this agreement by Thomas F. L’Esperance, in his capacity as manager;

		hereinafter referred to as the “Purchaser”;

		the parties above are hereinafter jointly referred to as the “Parties”, and each individually a “Party”.

WHEREAS:

A.	The Seller and Alliance Laundry Systems LLC have entered into a share purchase agreement dated May 23, 2006, in relation to the acquisition by Alliance Laundry Systems LLC of the European CLD activities of the Seller (the “Share Purchase Agreement”). By means of a Designation Letter dated as of July 13, 2006, Alliance Laundry Systems LLC assigned, in accordance with Clauses 2.1.3 and 14.5.1 of the Share Purchase Agreement, all its rights and obligations under the Share Purchase Agreement to the Purchaser.

B.	The Share Purchase Agreement provides that the Purchaser would acquire all shares of Ipso-LSG NV and certain of its subsidiaries, including Ipso Rent NV, Ipso Rent Deutschland GmbH and Ipso Norge, but not including Ipso Spain S.L.

C.	Pursuant to Clause 7.12 of the Share Purchase Agreement, the Seller is obliged to alter its corporate group structure by way of an acquisition at fair market-value by the Seller from Ipso-LSG NV of certain shareholdings (the “Pre-Closing Restructuring”).

D.	IPSO-LSG NV currently holds one share (with serial number 1.250) in the capital of D’HOOGE ILG, the transfer of which to the Seller was not included under the Pre-Closing Restructuring.

E.	Upon further negotiation, both Parties have now agreed to include Ipso Spain S.L as subsidiary of Ipso-LSG NV under the Transaction and to include the transfer of the one share in the capital of D’HOOGE-ILG to the Seller under the Pre-Closing Restructuring.

F.	Pursuant to Clause 3.2 of the Share Purchase Agreement, the Seller is obliged to use its best efforts for the Company to repay all of its outstanding Indebtedness prior to or on the Closing Date, with the exception of the Permitted Intercompany Indebtedness and Indebtedness owed by the Company under the Laser Cutting Lease.

Notwithstanding the foregoing, on the Closing Date, the Company will still owe an amount of EUR 5,105,846 (five million one hundred and five thousand eight hundred forty-six Euro) to the Seller (the “IPSO Debt”), resulting from the outstanding balances (including interest thereon), at the Closing Date, under:

(i)	a Current Account Agreement between the Company and the Seller dated March 31, 2005 (a copy of which is attached as Schedule F(1)); and

(ii)	a Subordinated Loan Agreement between the Company and the Seller dated June 21, 2005 (a copy of which is attached as Schedule F(2)).

Upon further negotiation, Parties have agreed to keep the IPSO Debt in place at Closing provided (i) the Initial Purchase Price is decreased with the amount of the IPSO Debt and (ii) the IPSO Debt is repaid in full ultimately by July 17, 2006.

G.	Pursuant to Clause 7.17 of the Share Purchase Agreement, the Seller must use its best efforts to obtain, at its own cost and expense, the formal release by the mortgagees/pledgees of the mortgages and floating charge set out in Schedule 7.17 to the Share Purchase Agreement as well as the filing of the appropriate documents required for the discharge (“doorhaling”) of these mortgages and floating charge at the Mortgage Keeper’s Office (“hypotheekkantoor”). As, on the date of this Amendment and Restatement Agreement, such formal release and discharge has not been obtained for all mortgages and floating charge set out in the above mentioned Schedule 7.17. The Parties have agreed that, following the Closing Date, Seller will continue using its best efforts to obtain, at its costs and expense, such formal release and discharge for all mortgages and floating charge as soon as possible.

H.	The Parties therefore wish to amend and restate certain provisions of the Share Purchase Agreement as set out in this Amendment and Restatement Agreement.

NOW, THEREFORE, the Parties have agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms, expression or legal concepts defined in, or to which a meaning is ascribed in or by, the Share Purchase Agreement shall, except as otherwise expressly provided herein or as the context otherwise requires, have the same meanings when used herein as they have in the Share Purchase Agreement.

Clause 1.2 (Interpretation) of the Share Purchase Agreement shall apply to this Amendment and Restatement Agreement as if expressly set out herein (mutatis mutandis) with each reference therein to the Share Purchase Agreement being deemed to be a reference to this Amendment and Restatement Agreement.

1.2	In this Amendment and Restatement Agreement the following terms shall have the meaning as specified or referred to in this Clause 1.2:

“Amendment and Restatement Agreement” means this agreement amending and restating the Share Purchase Agreement.

“D’HOOGE-ILG” means D’HOOGE-ILG NV, a limited liability company (naamloze vennootschap) incorporated and existing under the laws of Belgium, having its registered offices at 9050 Ledeberg (Gent), Gaston Crommenlaan 2, Belgium, and with company number 0450.666.750.

“IPSO Debt” means the EUR 5,105,846 (five million one hundred and five thousand eight hundred forty-six Euro) debt of the Company towards the Seller as set out in Recital (F) of this Amendment and Restatement Agreement.

“Ipso Spain” means Ipso Spain S.L., a limited liability company (“sociedad de responsabilidad limitada”) organized and existing under the laws of Spain, with registered office at 08207 Sabadell, Barcelona, Avenida Matadepera 89,1°, Spain, and with company registration number CIF B 64120793.

“Share Purchase Agreement” means the share purchase agreement dated May 23, 2006 in relation to the acquisition by the Purchaser of the European CLD activities of the Seller.

2.	EFFECTIVE DATE

2.1	Upon execution of this Amendment and Restatement Agreement i) Ipso Spain shall be deemed to have been a Subsidiary under the Transaction and ii) the transfer of the one share in the capital of D’HOOGE-ILG to the Seller shall be deemed to have been included under the Pre-Closing Restructuring, as of the date of signing of the Share Purchase Agreement, i.e. May 23, 2006 (the “Effective Date”). Consequently, all the amendments and restatements under Clause 4 hereof shall be deemed to have duly taken place on the Effective Date.

2.2	The Seller’s Representations as set forth in Schedule 9 to the Share Purchase Agreement, as restated in accordance with Clause 4.10 of this Amendment and Restatement Agreement, are on the date hereof repeated by the Seller solely with respect to Ipso Spain. In this respect the following is stipulated:

(i)	The Seller’s Representations as repeated in accordance with the present Clause 2.2 are limited in accordance with Clause 9.2 of the Share Purchase Agreement, applied mutatis mutandis.

(ii)	On and with effect as of the date hereof, the Seller makes the additional disclosures set forth in Schedule 2.2 to this Amendment and Restatement Agreement in relation to Ipso Spain, against the Seller’s Representations as repeated in accordance with the present Clause 2.2. Said Schedule 2.2 to this Amendment and Restatement Agreement shall be considered to constitute a Disclosure Schedule within the meaning of Clause 9.2.2 of the Share Purchase Agreement.

(iii)	The Purchaser hereby for the avoidance of doubt waives all and any rights that it might have pursuant to Clause 7.3 (Operations of the CLD Business) and 7.4 (Restrictions on the Seller and the CLD Companies) of the Share Purchase Agreement with respect to the additional disclosures set forth in Schedule 2.2 to this Amendment and Restatement in relation to Ipso Spain.

2.3	Upon execution of this Amendment and Restatement Agreement all the amendments and restatements under Clause 5 shall be effective as of the date of this Amendment and Restatement Agreement.

3.	IPSO DEBT

3.1	Parties acknowledge that, on 30 June 2006 as well as on the Closing Date, the IPSO Debt is still outstanding and has not yet been paid by the Company.

3.2	Parties agree that, for the purposes of the Share Purchase Agreement, the IPSO Debt must be considered as being Permitted Intercompany Indebtedness as defined in Clause 7.7.2 of the Share Purchase Agreement.

3.3	Parties furthermore agree that the Initial Purchase Price is to be decreased with the amount of the IPSO Debt and thus becomes EUR 45,294,154 (forty five million two hundred and ninety four thousand one hundred and fifty four Euro).

3.4	The Purchaser shall procure the Company to repay the IPSO Debt in full to the Seller ultimately by July 17, 2006.

3.5	The Purchaser confirms that, upon repayment of the IPSO Debt in accordance with Clause 3.4 above, the Company will no longer owe any amount to the Seller. Upon such repayment, the Seller will therefore be deemed to have waived any rights or claims it may have against the Company with respect to the IPSO Debt.

For the avoidance of doubt, the Company is hereby constituted as third party beneficiary pursuant to Article 1121 of the Belgian Civil Code (“stipulation pour autrui” / “beding ten behoeve van een derde”) for the purposes of this Clause 3.5.

4.	AMENDMENTS EFFECTIVE AS OF THE EFFECTIVE DATE

The following Clauses of the Share Purchase Agreement are amended and restated as follows:

4.1	The definitions of Subsidiaries under Clause 1.1.1 of the Share Purchase Agreement shall be restated as follows:

- ““Subsidiaries” means each of Ipso Rent, Ipso Rent Deutschland, Ipso Norge and Ipso Spain.”

4.2	Schedule 1.1.1.D to the Share Purchase Agreement shall be restated as set forth in Schedule 3.2 to this Amendment and Restatement Agreement.

4.3	Clause 2.1.2 of the Share Purchase Agreement shall be restated as follows:

“[…], it being understood that the Company shall at Closing own the following shares:

-	[…]; and

-	1,000 registered shares (510 of which are class A shares and 490 of which class B shares) representing 100% of the outstanding corporate capital in Ipso Spain S.L., a limited liability company (“sociedad de responsabilidad limitada”) organized and existing under the laws of Spain, with registered office at 08207 Sabadell, Barcelona, Avenida Matadepera 89,1°, Spain, and with company registration number CIF B 64120793 (wholly owned) (hereinafter “Ipso Spain” ).

Ipso Rent, Ipso Rent Deutschland, Ipso Norge and Ipso Spain are hereinafter jointly referred to as the “Subsidiaries” or each individually a “Subsidiary”.”

4.4	Clause 5.2.3 (f) of the Share Purchase Agreement shall be deleted.

4.5	Clause 5.3.4 of the Share Purchase Agreement shall be deleted.

4.6	Clause 6.2 of the Share Purchase Agreement (including Schedule 6.2.1) shall be deleted.

4.7	Schedule 7.5.1 (i) to the Share Purchase Agreement shall be restated as follows:

“Names of directors resigning their office in accordance with Clause 7.5. of the Agreement:

1.	Jesper Munch Jensen, as director of the Company, Ipso Norge and Ipso Spain.
2.	Erik Vanderhaegen, as director of the Company, Ipso Rent, Ipso Norge and Ipso Spain.”

4.8	Clause 7.12.1 (d) of the Share Purchase Agreement shall be restated as follows:

“one share (with serial number 1.250) in the capital of D’HOOGE-ILG NV, a limited liability company (naamloze vennootschap) incorporated and existing under the laws of Belgium, having its registered offices at 9050 Ledeberg (Gent), Gaston Crommenlaan 2, Belgium, and with company number 0450.666.750.”

Schedule 7.12 to the Share Purchase Agreement shall be deleted.

4.9	A Clause 8.1.3 shall be added the Share Purchase Agreement, reading as follows:

“Provided that Closing takes place, the Purchaser shall cause an extraordinary general meeting of Ipso Norge and Ipso Spain to be held (c.q. a shareholders’ resolution to be taken) on or as soon as possible after the Closing Date, having the following agenda (c.q. covering the following points):

(a)	acknowledgement of the resignation of each of the relevant directors whose names are set out in Schedule 7.5 (i) as a director; and

(b)	appointment of new directors.”

4.10	The Seller’s Representations as set forth in Schedule 9 to the Share Purchase Agreement shall apply to Ipso Spain, and the additional disclosures made by the Seller with respect to Ipso Spain under Schedule 3.10 to this Amendment and Restatement Agreement shall be considered to constitute a Disclosure Schedule.

The following sections of the Seller’s Representations shall be restated:

-	the last sentence of Section 2.2.1 shall be deleted (“The Company has no other subsidiary, branch or office, except for Ipso Spain S.L. (“Ipso Spain”) (the shares of which shall be transferred by the Company to the Seller prior to Closing pursuant to Clause 7.12 of the Agreement)”);

-	Section 2.2.2 shall be restated as follows: “Each of the Subsidiaries is duly incorporated and validly existing for an unlimited duration respectively under the laws of Belgium (for Ipso Rent), Germany (for Ipso Rent Deutschland), Norway (for Ipso Norge) and Spain (for Ipso Spain)”;

-	Section 2.2.3 shall be restated as follows: “Each of the Subsidiaries is duly registered with all competent authorities respectively in accordance with the laws of resp. Belgium (for Ipso Rent), Germany (for Ipso Rent Deutschland) Norway (for Ipso Norge) and Spain (for Ipso Spain).”

-	an additional reference shall be added to Section 3.2.1 as follows: “(iv) Ipso Spain: 100%”;

-	the last sentence of Section 3.2.2 shall be restated as follows: “[…] (iii) as far as Ipso Norge and Ipso Spain are concerned, in the option agreements set forth in Disclosure Schedule 3.2.2”;

-	the last sentence of Section 3.2.3 shall be restated as follows: “[…] (ii) the shareholders’ agreements for Ipso Norge and Ipso Spain set forth in Disclosure Schedule 3.2.3”;

-	the first sentence of Section 3.2.4 shall be restated as follows: “[…] (iii) as far as Ipso Norge and Ipso Spain are concerned, in the option agreements set forth in Disclosure Schedule 3.2.2”

-	Section 6.1 shall be restated as follows: “None of the Subsidiaries or the Company holds any shares or other interest, whether directly or indirectly, in any corporation, company, partnership, association or other legal entity, other than the shares held by the Company in the Subsidiaries”

-	Section 6.2 shall be restated as follows: “The Company and the Subsidiaries do not have any subsidiaries, branches, representation offices or other places of business other than those set out in Disclosure Schedule 6.2.”

4.11	Clause 11.1.2 (g) of the Share Purchase Agreement shall be restated as follows:

“[…], the Seller agrees and undertakes to indemnify the Purchaser […] for any Loss suffered by the Purchaser or the CLD Companies (without duplication):

[…]

(g) any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising in connection with the (i) formation of Ipso Spain, (ii) the reorganization of the Company’s distribution process in Spain (including but not limited to the threatened dispute with Tecnitramo S.A.L.) and (iii) the change of control over Ipso Spain resulting from the Transaction (including but not limited to the possible termination of the employment agreements entered into by Ipso Spain as a result of such change of control),

[…]”

4.12	The reference to Ipso Spain in Clause 12.4.1 of the Share Purchase Agreement (i.e. “(ii) as explicitly contemplated by the Ipso Spain Distribution Agreement as referred to in Clause 6.2.1”) shall be deleted.

4.13	Clause 3.1.1 of the Share Purchase Agreement shall be restated as follows:

“The aggregate amount of the Purchase Price payable at Closing for the Shares shall be EUR 45,294,154 (forty five million two hundred and ninety four thousand one hundred and fifty four Euro) (the “Initial Purchase Price”). The Initial Purchase Price may be increased or decreased, as the case may be, pursuant to the price adjustment procedure set out in Clause 3.3”

5.	AMENDMENTS EFFECTIVE AS OF THE DATE HEREOF

5.1	The definition of Aggregate Purchase Price under Clause 1.1.1 of the Share Purchase Agreement shall be restated as follows:

- ““Aggregate Purchase Price” means the sum of (i) the Final Purchase Price, (ii) the Purchase Price as such term is defined in the U.S. Purchase Agreement and (iii) the IPSO Debt as defined in Clause 7.7.2.”

5.2	Clause 7.7.2 of the Share Purchase Agreement shall be restated as follows:

“Except for (i) intercompany Indebtedness existing between any of the following entities: the Company, any of the Subsidiaries, any of the Acquired Operations or any Acquired Company, but only to the extent the net balance of all such intercompany Indebtedness is zero, (ii) the IPSO Debt or (iii) unless otherwise agreed to in writing by the Purchaser (the IPSO Debt and the intercompany Indebtedness referred to in subclause (i) will be jointly referred to as “Permitted Intercompany Indebtedness”), the Sellers shall cause all amounts owed:

(i)	to any of the CLD Companies, Ipso Laundromat LLC (“Laundromat”), Cissell Distribution Center Corp. (“Cissell Distribution”) or Global Fox Financial, Inc. (“Global Fox”) by the Seller or any Affiliated Company of the Seller (not being a CLD Company, Laundromat, Cissell Distribution, Global Fox or an Acquired Operation); and

(ii)	by any of the CLD Companies, Laundromat, Cissell Distribution or Global Fox to the Seller or any Affiliated Company of the Seller (not being a CLD Company, Laundromat, Cissell Distribution, Global Fox or an Acquired Operation)

or any balance thereof remaining after having been set off against each other, taking into account the purchase of stocks as set out in Clause 7.7.1, to be paid in full in cash on or before the last day of the month immediately preceding the Closing Date. For the avoidance of doubt, in the event that aggregate Permitted Intercompany Indebtedness exceeds EUR 5,105,846 (five million one hundred and five thousand eight hundred forty-six Euro), all amounts in excess of EUR 5,105,846 (five million one hundred and five thousand eight hundred forty-six Euro) shall be accrued on the Closing Working Capital Statement.

For the purposes of this Agreement, “IPSO Debt” shall mean the EUR 5,105,846 (five million one hundred and five thousand eight hundred forty-six Euro) debt of the Company towards the Seller resulting from the outstanding balances (including any interests thereon), on the Closing Date, under:

(i)	a Current Account Agreement between the Company and the Seller dated March 31, 2005; and

(ii)	a Subordinated Loan Agreement between the Company and the Seller dated June 21, 2005.”

5.3	A second paragraph shall be added to Clause 7.17 of the Share Purchase Agreement, which will read as follows:

“Following the Closing Date, the Seller shall continue to use its best efforts to obtain, at its own cost and expense, as soon as possible the formal release by the mortgagees/pledgees as well as the discharge (“doorhaling”) of those mortgages/floating charge for which no formal release and discharge (“doorhaling”) was obtained prior to or on the Closing Date.”

5.4	Clause 11.1.2(b) of the Share Purchase Agreement shall be restated as follows:

“any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising from any of (i) the Pre-Closing Restructuring, (ii) the inter-company debt elimination as set forth in Clause 7.7, including without limitation, Losses arising from the Subordinated Loan Agreement dated as of December 19, 2003, by and between the Company and the Seller and the Subordinated Loan Agreement, dated as of June 21, 2005 by and between the Company and the Seller, and in each case, any third party claims related thereto, or (iii) the termination of the inter-company agreements as set forth in Clause 7.11”;

5.5	Clause 11.1.2(f) of the Share Purchase Agreement shall be restated as follows:

“any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising from any liabilities related to heavy duty laundry activities performed by any of the CLD Companies (other than Losses related to products manufactured by the Company (Ipso II) in Deinze) whether before or after the Closing, or from the transfer of heavy duty assets and liabilities whether before or after the Closing, as set out in Clause 7.16 and the Transfer Agreement, dated as of July 13, 2006, by and among the Company and the Seller,; including, for the avoidance of doubt, any Losses resulting or arising from the guarantees mentioned under item 5 of Schedule 1.1.1.D;”

6.	IPSO SPAIN EMPLOYMENT CONTRACTS

The Seller shall use its best efforts to have Mr D. Antonio Fernandez Garcia and Mr Jordi Martinez Somavilla enter into a side letter to their current employment contracts with Ipso Spain (contrato laboral de alta direccion) on or before the Closing Date in the form of the draft attached as Schedule 4 to this Amendment and Restatement Agreement.

7.	MISCELLANEOUS

6.1	Entire Agreement

This Amendment and Restatement Agreement together with the Share Purchase Agreement (along with the documents referred to therein) contains the entire agreement between the Parties with respect to the matters to which it refers and contains everything the Parties have negotiated and agreed upon within the framework of this Amendment and Restatement Agreement. It replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, exchanged or concluded between the Parties, relating to the same subject matter.

6.2	Governing Law and Disputes

This Amendment and Restatement Agreement shall be governed by and construed in accordance with Belgian law. All disputes arising out of or in connection with this Amendment and Restatement Agreement shall be settled in accordance with Clause 14.10 of the Share Purchase Agreement.

6.3	Counterparts

This Amendment and Restatement Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original copy of this Amendment and Restatement Agreement, and all of which, when taken together, shall be deemed to constitute one and the same instrument.

6.4	Power of Power of Attorney to Initial the Schedules and Exhibits

The Seller hereby gives a power of attorney to each of Jan Peeters, Marc Van tieghem, Wouter Ghijsels and Sophie Steevens to initial on its behalf each of the pages of this Amendment and Restatement Agreement, as well as the Schedules and Exhibits to this Amendment and Restatement Agreement.

The Purchaser hereby gives a power of attorney to each of Guy Palmaers, Hans Dhondt and Stefaan De Boeck to initial on its behalf each of the pages of this Amendment and Restatement Agreement, as well as the Schedules and Exhibits to this Amendment and Restatement Agreement.

Done on July 13, 2006, in two originals. Each party acknowledges receipt of its own original.

The Seller:

/s/ Erik Vanderhaegen		/s/ Jesper Munch Jensen
Name:	Erik Vanderhaegen	Name:	Jesper Munch Jensen
Title:	Chief Financial Officer	Title:	Chief Executive Officer

The Purchaser:

/s/ Bruce P. Rounds
Name:	Bruce Rounds
Title:	Manager